Exhibit 99.1

PRESS RELEASE
Contact: Mark E. Hood

                 SVP, Chief Financial Officer (314-633-7255)

Panera Bread Reports System-Wide Comparable Bakery-Cafe Sales Increased 2.4%
For the Four Weeks Ended September 4, 2004

St. Louis, MO, September 16, 2004 – Panera Bread Company (Nasdaq: PNRA) today reported that system-wide comparable bakery-cafe sales increased 2.4% for the four weeks ended September 4, 2004. The breakdown between Company-owned and franchised bakery-cafes is as follows:

	For the 4 weeks ended	For the 8 weeks ended
	September 4, 2004	September 4, 2004
Company-owned	3.4%	2.7%
Franchised	1.9%	1.7%
Total System	2.4%	2.0%

System-wide annualized average unit volumes for the 52 weeks ended September 4, 2004 increased by 0.3% to $1.86 million.

The reported comparable sales increases for the four weeks ended September 4, 2004 were impacted by several factors. First, sales lost during Hurricanes Charley and Frances negatively impacted reported sales. The Company estimates the lost sales from these storms and related loss of power, which primarily impacted 49 bakery-cafes operated in Florida (5 company and 44 franchise), decreased the reported system-wide comparable sales increase for the four weeks ended September 4, 2004 by 1.0% (0.2% lower Company-owned and 1.4% lower franchised). Hurricane Frances will also negatively impact results for the four weeks ending October 2, 2004. Second, sales comparisons in the current period benefited favorably as sales in the comparable period in 2003 were negatively impacted by an estimated 0.5% (1.0% lower Company and 0.2% lower franchise) from sales lost during the blackout in several states last year. Lastly, system-wide sales in the current period benefited favorably by an estimated 0.5-1.0% from the shift in Labor Day, which occurred in the current period in 2003, but will occur and negatively impact results in the four weeks ending October 2, 2004.

The Company plans to report comparable bakery-sales and third quarter 2004 earnings for the four and twelve weeks ended October 2, 2004 on October 28, 2004. The Company will discuss third quarter results in a call that will be broadcast on the internet at 4:00 P.M. Eastern Time that same day. To access the call or view the release (when issued), go to http://www.panerabread.com/about_investor.aspx. Access to the call and the release will be archived for one year.

Included above are franchised and system-wide comparable bakery-cafe sales increases and system-wide annualized average unit volumes. System-wide sales are a non-GAAP financial measure that includes sales at all Company and franchise bakery-cafes, as reported by franchisees. Management believes system-wide sales information, particularly annualized average unit volumes, is useful in assessing consumer acceptance of the Company’s brand as it measures the impact of both comparable bakery-cafes and new bakery-cafes and as franchisee’s pay royalties and contribute to advertising pools based on a percentage of their sales.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. The Company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the Company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-café openings; the ability by the Company and franchisees to operate additional bakery-cafes profitably; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly market changes, food and labor costs, and inflation; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 27, 2003.